Exhibit 23.1

Independent Registered Public Accounting Firm’s Consent

We consent to the incorporation by reference in the Registration Statement of Sysorex Global on Form S-8 [File No. 333-195655] and Form S-3 [File No. 333-204159] of our report dated March 30, 2016, with respect to our audits of the consolidated financial statements of Sysorex Global as of December 31, 2015 and 2014 and for the years ended December 31, 2015 and 2014, which report is included in this Annual Report on Form 10-K of Sysorex Global for the year ended December 31, 2015.

/s/ Marcum LLP

Marcum LLP

New York, New York

March 30, 2016